UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

December 14, 2015
Date of Report (Date of earliest event reported)

Two River Bancorp
(Exact name of registrant as specified in its charter)

New Jersey	000-51889	20-3700861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

766 Shrewsbury Avenue, Tinton Falls, New Jersey	07724
(Address of principal executive offices)	(Zip Code)

(732) 389-8722
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of the Registrant.

On December 14, 2015, Two River Bancorp (the “Company”) completed the issuance of $10.0 million in aggregate principal amount of 6.25% Subordinated Notes due December 31, 2025(the “Notes”) in a private placement transaction to various institutional accredited investors (the “Private Placement”). The Notes were issued by the Company pursuant to a Subordinated Note Purchase Agreement, dated December 14, 2015.

The net cash proceeds of the offering will be approximately $9.8 million. $6.0 million of such proceeds are being used to redeem the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”) issued to the United States Treasury in connection with the Company’s participation in the Small Business Lending Fund program. The balance of such net proceeds will be used for general corporate purposes and to support future growth.

The Notes have a maturity date of December 31, 2025 and bear interest at an annual fixed rate of 6.25% until January 1, 2021 (the “Conversion Date”). On the Conversion Date, the interest rate will be adjusted to float at an annual rate equal to the three-month LIBOR rate plus 464 basis points (4.64%). Interest will be paid quarterly, in arrears, on January 1, April 1, July 1, and October 1 of each year during the time that the Notes remain outstanding. The notes are redeemable, without penalty, on or after December 14, 2020 and, in certain limited circumstances, prior to that date. As more completely described in the Notes, the indebtedness evidenced by the Notes, including principal and interest, is unsecured and subordinate and junior in right to payment to the Company’s general and secured creditors and depositors of the Bank. The Notes also contain provisions with respect to redemption features and other matters pertaining to the Notes.

The Notes are intended to qualify as Tier 2 capital for regulatory purposes. The Notes were offered and sold in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D thereunder. Accordingly, the Notes were offered and sold exclusively to persons who are “accredited investors” within the meaning of Rule 501(a) of Regulation D.

The form of Note and the form of Note Purchase Agreement are filed with this Current Report on Form 8-K as Exhibits 4.1 and 10.1 respectively. The above summaries of the Notes and the Note Purchase Agreement do not purport to be a complete description of such documents and are qualified in their entirety by reference to the documents attached hereto.

Item 8.01 – Other Events.

On December 15, 2015, the Company completed the redemption of the remaining $6.0 million of its outstanding Series C Preferred Stock that had been issued to the United Stated Treasury Department through participation in the Small Business Lending Fund (the “SBLF”) program. The shares were redeemed at their liquidation value of $1,000 per share plus accrued dividends through December 14, 2015 for a total redemption price of $6,012,333.33.

The redemption was approved by the Company’s primary federal regulator and was funded with the proceeds from the Private Placement, which the Company completed on December 14, 2015. After the redemption, the Company and its wholly owned banking subsidiary, Two River Community Bank, will continue to have capital in excess of minimum regulatory requirements and at levels that qualify as "well capitalized" under applicable regulatory guidelines.

On December 16, 2015, the Company issued a press release announcing the completion of the Private Placement and the redemption of the Series C Preferred Stock. A copy of the press release is attached as Exhibit 99.1 to this Current Report in Form 8-K. The press release is furnished as Exhibit 99.1 and incorporated by reference herein.

Information contained in Exhibit 99.1 shall not be deemed filed for the purposes of the Securities Exchange Act of 1934, as amended, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. A copy of the press release is furnished as part of this Form 8-K and is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

4.1	Form of Subordinated Note

10.1	Form of Subordinated Note Purchase Agreement

99.1	Press Release of Two River Bancorp, dated December 16, 2015

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Two River Bancorp

Date: December 16, 2015	By:	/s/ A. RICHARD ABRAHAMIAN A. Richard Abrahamian Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Subordinated Note

10.1	Form of Subordinated Note Purchase Agreement

99.1	Press Release of Two River Bancorp, dated December 16, 2015